Exhibit 99.3

AMETEK COMPLETES TWO ACQUISITIONS

— FMH Aerospace Expands AMETEK’s Position in Aerospace & Defense Markets —

— Arizona Instrument Broadens AMETEK’s Instrumentation Platform —

BERWYN, PA, FEBRUARY 1, 2018 – AMETEK, Inc. (NYSE: AME) today announced that it has completed two acquisitions; FMH Aerospace, a leading provider of complex, highly-engineered solutions for the aerospace, defense and space industries and Arizona Instrument, a provider of differentiated, high-precision moisture and gas measurement instruments. Combined, approximately $273 million was deployed on these acquisitions.

“We are very excited with the acquisitions of FMH Aerospace and Arizona Instrument as both companies offer differentiated products serving attractive markets,” comments David A. Zapico, AMETEK Chairman and Chief Executive Officer. “We are pleased with our recent acquisition efforts and continue to manage our strong deal pipeline.”

FMH Aerospace

FMH Aerospace is a leading provider of complex, highly-engineered solutions for the aerospace, defense and space industries. FMH products are used to facilitate the transfer of fluids and gases at extreme temperatures and pressures with highly demanding, mission-critical applications.

“FMH is a high-quality acquisition for our Thermal Management Systems businesses with excellent positions across a number of attractive aerospace and defense platforms,” notes Mr. Zapico. “Its proprietary products and solutions further broaden our differentiated product offering serving these markets.”

FMH Aerospace, with annual sales of approximately $50 million, was acquired for $235 million. Headquartered in Irvine, CA, it joins AMETEK as part of its Electromechanical Group, a differentiated supplier of automation and precision motion control solutions, electrical interconnects, specialty metals, thermal management systems and specialty motors.

Arizona Instrument

Arizona Instrument is a provider of differentiated, high-precision moisture and gas measurement instruments for use in high-value applications.

“Arizona Instrument is an exciting addition to AMETEK’s growing presence in the food, pharmaceutical and environmental markets and nicely complements our Brookfield Engineering business,” comments Mr. Zapico. “Its differentiated products are supporting customers’ increasingly complex production processes and more stringent environmental and safety standards.”

Arizona Instrument, with annual sales of roughly $15 million, was acquired for approximately $38 million. Headquartered in Chandler, AZ, it joins AMETEK as part of its Electronic Instruments Group, a leader in the design and manufacture of advanced instruments for the aerospace, power, process and industrial markets.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of more than $4.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247